Exhibit 99.1

NEWS RELEASE

DUCOMMUN INCORPORATED CONFIRMS RECEIPT OF UNSOLICITED, NON-BINDING INDICATION OF INTEREST FROM ALBION RIVER

SANTA ANA, California (April 8, 2024) - Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”), a global supplier of innovative electronic systems and structural solutions for the aerospace and defense industry, today confirmed that the Company’s Board of Directors has received an unsolicited non-binding indication of interest from Albion River LLC, a private direct investment firm, to acquire all outstanding shares of Ducommun for $60.00 per share in cash.

Consistent with its fiduciary duties and in consultation with its legal and financial advisors, the Board of Directors will carefully review and consider the proposal to determine if it is in the best interest of the Company and Ducommun’s shareholders. The Company’s shareholders do not need to take any action at this time and the Board has made no decision with respect to the Company’s response to the indication of interest.

Ducommun has a rich 175-year history and is the oldest continuously operating company in California. In 2023, the Company’s shareholders benefited from a year-over-year increase in market capitalization from $605M in 2022 to $760M. The Company aso reached a new all-time revenue record of $757M in 2023.

RBC Capital Markets, LLC is acting as a financial advisor to Ducommun, and Simpson Thacher & Bartlett LLP is acting as legal counsel.

About Ducommun Incorporated

Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com

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Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the of the federal securities laws relating to Ducommun Incorporated, including statements relating to Ducommun’s expectations relating to the Albion’s unsolicited indication of interest and related matters, the Company’s aftermarket business, future M&A opportunities and similar expressions that concern Ducommun’s intentions or beliefs about future occurrences, expectations, or results. Forward looking statements are subject to risks, uncertainties and other factors that may change over time and may cause actual results to differ materially from those that are expected. It is very difficult to predict the effect of known factors, and Ducommun cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in our reports filed with the SEC, including the Company’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Current Reports on Form 8-K and its other filings with the SEC. The forward looking statements included in this press release are made only as of the date of this press release, and Ducommun does not undertake any obligation to (and expressly disclaims any such obligation to) update the forward looking statements to reflect subsequent events or circumstances.

CONTACTS:

Suman Mookerji, Senior Vice President, Chief Financial Officer, 657.335.3665

Steven Lipin/Lauren Odell, Gladstone Place Partners, 212.230.5930

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